EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION OF FLUKE CORPORATION


ARTICLE I
Name

The name of this Corporation shall be Fluke Corporation.


ARTICLE II
Purposes

The purposes of the Corporation shall be:

A. To maximize the long-term growth of the value of the Corporation through the generation of profit on the capital invested and through the long-term growth of the capital base. The Board of Directors, management and employees of the Corporation will continually work to fulfill this purpose by:

  1. Gaining and retaining customers through a commitment to quality products, service and support;

  2. Recognizing the necessity of earning an adequate profit that reasonably balances the risks and rewards of various business opportunities;

  3. Emphasizing that people are the most important asset of the Corporation and insuring that each employee will be provided with an equal opportunity for individual growth through training, advancement, recognition of achievement and involvement in the business process;

  4. Identifying and developing strategic business opportunities where the Corporation has the ability to contribute and be rewarded for the advancement of technology, manufacturing processes or marketing;

  5. Recognizing the necessity of corporate growth so that the Corporation has the ability to attract and retain superior personnel and provide employment and advancement opportunities;

  6. Developing and maintaining a corporate environment that encourages creativity, initiative, freedom of thought and fairness within the context of a superior management and organizational structure;

  7. Recognizing the need to conduct all business activities within the law and according to the highest ethical standards; and

  8. Committing to be actively involved as a responsible corporate citizen and as a defender and promoter of the free enterprise system.

B. To transact any and all lawful business for which corporations may be organized under the Washington Business Corporation Act.


ARTICLE III
Duration

The duration of this Corporation shall be in perpetuity.


ARTICLE IV
Capital Stock

A. The total number of shares of all classes of stock which the Corporation is authorized to issue is twenty-two million shares
(22,000,000) of $.25 par value, divided into two classes, consisting of a class of twenty million (20,000,000) shares of Common Stock of $.25 par value, and a class of two million (2,000,000) shares of Preferred Stock of $.25 par value.

B. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of the Articles of Incorporation of the Corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuances thereof, prior to the issuances of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established. Unless otherwise provided in the resolution establishing a series of shares of Preferred Stock, prior to the issue of any shares of a series so established or to be established, the Board of Directors may, by resolution, amend the relative rights and preferences of the shares of such series, and, after the issue of shares of a series whose number has been designated by the Board of Directors, the resolution establishing the series may be amended by the Board of Directors to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.


ARTICLE V
Certain Repurchases of Shares

A.  For purposes of this Article V:

  1. A "person" shall mean any individual, firm, corporation, partnership, association, joint stock company, trust, unincorporated organization, government or political subdivision thereof, or other entity.

  2. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

    (a) is the beneficial owner, directly or indirectly, of 5% or more of the voting power of the outstanding Common Stock; or

    (b) at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Common Stock; or

    (c) is an assignee of, or has otherwise succeeded to, any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

  3.  A person shall be a "beneficial owner" of any Common Stock:

    (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

    (b)  which such person or any of its Affiliates or Associates has
(i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

    (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

The term "beneficially owned" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on May 29, 1986. For the purpose of determining the percentage of stock beneficially owned, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of this paragraph 3, but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

  4. An "Affiliate" of a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

  5. The term "Associate" used to indicate a relationship with any person means (a) any corporation or organization (other than the Corporation or a Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (b) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a Director or officer of the Corporation or any of its parents or Subsidiaries.

  6. "Subsidiary" means any corporation of which a majority of each class or series of equity security is owned, directly or indirectly, by the Corporation.

  7. "Market price" means the average closing price for the ten trading days prior to the offering date of the Company's Common Stock as recorded on the principal United States securities exchange on which such Common Stock is listed or if such Common Stock is not listed on any such exchange, the average closing bid quotation for the ten trading days prior to the offering date of the National Association of Securities Dealers, Inc. Automated Quotations System or any other system of reporting or ascertaining quotations then in use. The offering date shall be the date that a written offer to sell Common Stock is received by the Company from an Interested Stockholder.

B. Any purchase by the Corporation, directly or indirectly, of shares of Common Stock from an Interested Stockholder (other than pursuant to an offer to the holders (other than Interested Stockholders) of all of the outstanding shares of Common Stock and to such Interested Stockholders, if any, as the Board of Directors may include in such offer) at a price per share in excess of the Market Price at the time of such purchase must be approved by the affirmative vote of the holders of two-thirds of the voting power of the shares of Common Stock entitled to be counted under this Article V. All outstanding shares of Common Stock shall be entitled to be counted under this Article, except shares owned by or voted under the control of any Interested Stockholder whose shares are proposed to be purchased shall not be counted to determine whether stockholders have approved a purchase for purposes of this Article. The vote of shares owned by or voted under the control of an Interested Stockholder whose shares are proposed to be purchased shall be counted in determining whether a transaction is approved under the Washington Business Corporation Act and other Articles hereof (except to the extent limited therein) and for purposes of determining a quorum.


ARTICLE VI
Certain Business Transactions

A. 1. From and after the time that the Corporation is made aware of the existence of a Substantial Stockholder (as hereinafter defined) and so long as there continues to be a Substantial Stockholder, in addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in paragraph B of this Article VI:

    (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) or any exchange of shares of the Corporation or any Subsidiary pursuant to a plan of exchange;

    (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with the Corporation or any Subsidiary of any assets, securities or commitments of any person having an aggregate Fair Market Value (as hereinafter defined) of Ten Million Dollars ($10,000,000) or more;

    (c) any reclassification of securities (including any combination of shares or reverse stock split), or recapitalization or reorganization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries;

    (d) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, or any security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint-venture participation or other arrangement involving any assets, securities or commitments of the Corporation or any Subsidiary, or any issuance, transfer or sale of any securities of the Corporation or any Subsidiary, or any combination of the foregoing (whether in one transaction or a series of transactions), having an aggregate Fair Market Value of, and/or involving an aggregate amount of, Ten Million Dollars ($10,000,000) or more, and/or constituting substantially all, or an integral part of, the assets or business of a line of business of the Corporation or any Subsidiary, and/or involving aggregate commitments of Ten Million Dollars ($10,000,000) or more;

    (e) the adoption of any plan or proposal for the liquidation or dissolution (or revocation thereof) of the Corporation, including any plan or proposal for shortening the duration of the Corporation; or

    (f) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to
(e);

shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the outstanding shares of Common Stock, in addition to any other vote required for such action by law or the provisions of any other class or series of stock of the Corporation.
 Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

  2. The term "Business Transaction" used in this Article VI shall mean any transaction which is referred to in any one or more of clauses (a) through (f) of paragraph A.1 of this Article VI.

  3. This paragraph A of this Article VI shall not apply with respect to purchases and/or sales of goods, services and products, made in the ordinary course of the Corporation's business, consistent with its past practice.

B. The provisions of paragraph A of this Article VI shall not be applicable to any Business Transaction, and such Business Transaction shall require only such affirmative vote as is required by law or any other provision of these Articles of Incorporation, if the Business Transaction shall have been approved by a majority of the Continuing Directors (as hereinafter defined), voting separately and as a subclass of directors.

C.  For the purposes of this Article VI:

  1. "Continuing Director" means any member of the Board of Directors who was a member of the Board of Directors on May 29, 1986 or who is elected to the Board of Directors after May 29, 1986 upon the recommendation of a majority of the Continuing Directors, voting separately and as a subclass of Directors on such recommendation.

  2. "Fair Market Value" means: (a) in the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by majority vote of the Continuing Directors; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by majority vote of the Continuing Directors.

  3. "Substantial Stockholder" at any particular time means any person (other than the Corporation or any Subsidiary), who or which:

    (a) is at such time the beneficial owner, directly or indirectly, of shares of the Corporation having ten percent (10%) or more of the votes entitled to be cast by the holders of all outstanding shares of Common Stock;

    (b) at any time within the two-year period immediately prior to such time was the beneficial owner, directly or indirectly, of shares of the Corporation having ten percent (10%) or more of the votes entitled to be cast by the holders of all outstanding shares of Common Stock; or

    (c) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Common Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any Substantial Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933;

provided, however, that "Substantial Stockholder" shall not mean any person who or which, as of May 29, 1986, met any of the conditions set forth in clauses (a), (b) or (c).

  4. "Subsidiary" means any corporation of which a majority of any class or series of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Substantial Shareholder set forth in paragraph C. 3 of this Article VI, the term "Subsidiary" shall mean only a corporation of which a majority of each class or series of equity security is owned, directly or indirectly, by the Corporation.

  5.  The terms "Affiliate," "Associate," "beneficially owned,"
"beneficial owner" and "person" shall have the respective definitions given to them in Article V of these Articles of Incorporation, which definitions are hereby incorporated by reference into this Article VI.

D. For the purposes of this Article VI, the Continuing Directors shall have the power and duty to determine, by majority vote, on the basis of information known to them after reasonable inquiry, whether any transaction specified in paragraphs A.1(b) and A.1(d) meets the monetary tests set forth herein.

E. The provisions of this Article VI shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Transaction or recommend its adoption or approval to the stockholders, nor shall any provision of this Article VI be construed as limiting, prohibiting or otherwise restricting in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Transaction.

F. No action taken by, or omission of, a Continuing Director in the exercise (or nonexercise) of the authority and discharge of the responsibilities conferred or imposed upon Continuing Directors by this
Article VI shall be deemed to be, or involve, a breach of the fiduciary duty of such Continuing Director to the stockholders of the Corporation unless it can be demonstrated by the person asserting such breach that the Continuing Director acted (or failed to act) in bad faith and in a manner inconsistent with the provisions and spirit of this Article VI.

G. All reasonable expenses (including, without limitation, attorneys' fees and disbursements) incurred by the Continuing Directors in the exercise of this authority and discharge of the responsibilities, conferred or imposed upon them by this Article VI (or incurred by reason or as a consequence of the exercise of such authority or the discharge of such responsibilities, including, without limitation, all attorneys' fees and disbursements incurred in asserting or defending any claim arising out of such exercise) shall be paid by the Corporation. The provisions of this paragraph G of this Article VI shall be deemed to be a contract between the Corporation and the Continuing Directors, and it shall be the duty of the Chief Financial Officer of the Corporation to make prompt payment thereof on the written request of a majority of the Continuing Directors, accompanied by appropriate vouchers and invoices.
 The rights conferred upon the Continuing Directors, and the obligations imposed upon the Corporation, by this paragraph G of this Article VI shall be in addition to the rights of the Continuing Directors, as directors, to indemnification under the Bylaws of the Corporation; provided, however, that the Corporation shall not, by reason of this sentence, be obliged to make duplicate payments of any item of expense incurred by a Continuing Director.


ARTICLE VII
Directors

A. The original number of Directors of the Corporation shall be three and thereafter the number of Directors shall be fixed by the Bylaws. When the Board of Directors shall consist of nine or more members, the Directors shall be divided into three classes, each class to be as nearly equal in number as possible, the term of office of Directors of the first class to expire at the first annual meeting of stockholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election. At each annual meeting after such classification, the number of Directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.

B. Any Director or the entire Board of Directors (to the extent elected by the holders of Common Stock) may be removed from office only for cause and only by the affirmative vote of the holders of eighty percent (80%) of the voting power of the outstanding shares of Common Stock.

C. In evaluating an offer by another party to make a tender offer or exchange offer for securities of the Corporation, or to effect a merger or consolidation involving the Corporation, or to acquire all or substantially all the assets of the Corporation, or otherwise to acquire control of the Corporation, the Board of Directors, in considering the best interests of the Corporation, may consider the extent to which any such offer furthers the purposes of the Corporation as stated herein and may consider the social, legal, economic or other effects of any such offer upon employees, customers, suppliers and other constituencies of the Corporation, communities in which the Corporation is located or operates, and all other relevant factors.

D. Advance notice of nominations for the election of directors, other than nominations by the Board of Directors or a committee thereof, and advance notice of business to be conducted at any annual meeting of stockholders, other than business proposed by the Board of Directors or a committee thereof, shall be given within the time and in the manner provided in the Bylaws.


ARTICLE VIII
No Preemptive Rights

No holder of any share of the capital stock of any class of the Corporation shall have any preemptive or preferential right of subscription to any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations converted into capital stock of the Corporation, which may be issued or sold, nor any right of subscription other than such, if any, as the Board of Directors in its discretion may from time to time determine and at such price as the Board of Directors from time to time may fix.


ARTICLE IX
Special Meetings of Stockholders

Special meetings of the stockholders of the Corporation may be called only by the Board of Directors or by a committee of the Board of Directors.


ARTICLE X
Actions Relating to the Bylaws

The Bylaws of the Corporation may be adopted, altered, amended or repealed or new Bylaws enacted only: (A) upon receiving the affirmative vote of a majority of the entire Board of Directors and of a majority of the Continuing Directors (as defined in Article VI), voting separately and as a subclass of directors; or (B) at any annual meeting of the stockholders, if notice thereof is contained in the notice of such meeting, (or at any special meeting thereof duly called for that purpose) by the affirmative vote of the holders of eighty percent (80%) of the voting power of the outstanding shares of Common Stock, in addition to any other vote required for such action by law or the provisions of any other class or series of stock of the Corporation.


ARTICLE XI
Limitation on Director Liability

To the fullest extent permitted by Washington law as now or hereafter in effect, a Director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for his or her conduct as a Director. Any amendment to or repeal of this Article XI shall not adversely affect any right of a Director of this Corporation hereunder with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.


ARTICLE XII
Indemnification of Directors

To the fullest extent permitted by Washington law as now or hereafter in effect, this Corporation is authorized to indemnify any Director of this Corporation. The Board of Directors shall be entitled to determine the terms of such indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article XII shall not adversely affect any right of a Director of this Corporation hereunder with respect to any right to indemnification that arises prior to such amendment or repeal.


ARTICLE XIII
Certain Amendments to These Articles

Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or such Bylaws), any proposal to amend or repeal, or directly or indirectly to adopt any provisions inconsistent with,
Article V, Article VI, Article VII, Article IX, Article X, or this
Article XI shall require either: (A) the approval of a majority of the entire Board of Directors, and the approval of a majority of the Continuing Directors (as defined in Article VI), voting separately and as a subclass of Directors, and the affirmative vote at a duly called meeting of stockholders of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of Common Stock, or (B) the affirmative vote at a duly called meeting of stockholders of the holders of at least eighty percent (80%) of the voting power of the outstanding shares of Common Stock, in either case in addition to any other vote required for such action by law or the provisions of any other class or series of stock of the Corporation.


Restated as of August 11, 1993